Exhibit (11)
                           FRP PROPERTIES, INC.
                 COMPUTATION OF EARNINGS PER COMMON SHARE


                                                             THREE MONTHS
                                                          ENDED DECEMBER 31,
                                                            1999        1998

Net income                                              $  550,000    1,063,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share                                3,365,530    3,463,660

Shares issuable under stock
 options which are poten-
 tially dilutive                                            21,158       25,910
Shares used for diluted earnings
 per share                                               3,386,688    3,489,570


Basic earnings per
 common share                                                 $.16          .31

Diluted earnings
 per common share                                             $.16          .30

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